Exhibit 99.1
FOURTH AMENDMENT AGREEMENT
dated 2 June 2009 among:
ING Bank N.V., London Branch (“ING”),
AND
Telenor East Invest AS (the “Counterparty”).
ING and the Counterparty are parties to a Total Return Swap Transaction as evidenced by the letter agreement dated 2 June 2006, as amended and novated by the Assignment, Novation and Amendment Agreement dated 30 March 2007 between and among ING, Telenor ASA and the Counterparty, as further amended by the Second Amendment Agreement dated 11 May 2007, and as further amended by the third Amendment Agreement dated 2 June 2008 (as so amended and novated and in effect on the date hereof, together with additional completed Supplemental Confirmations, the “TRS”).
ING and the Counterparty wish to further amend the TRS in certain respects, as described herein.
Accordingly, the parties hereby agree as follows:
1. Definitions.
Unless otherwise specified in this Fourth Amendment Agreement (this “Agreement”), terms defined in the TRS (including by incorporation by reference) are used herein as therein defined.
2. Amendments.
The parties agree that Paragraph 2, 3 and 4 of the TRS (except for the section in Paragraph 2 headed “Additional Provisions”) are amended and restated in their entirety to read as follows:
2. The terms of the particular Transaction to which this Master Confirmation relates are as follows:
     General Terms:

Trade Date:	1 June 2009

Effective Date:	2 June 2009

Termination Date:	The final Cash Settlement Payment Date

Shares:	Vimpelcom-SP ADR ISIN: US68370R1095 (Sedol No. 2943675)

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges

Calculation Agent:	ING
     Equity Amounts payable by the Equity Amount Payer:

Equity Amount Payer:	ING

Number of Shares:	2,237,000

Equity Notional Amount:	27,738,800; being on the Trade Date the Number of Shares multiplied by the Initial Price.

Equity Notional Reset:	Applicable

Type of Return:	Total Return

Initial Price:	In respect of the initial Valuation Date, USD 12.40

Final Price:	The Relevant Price of such Share.

Relevant Price:	The official closing price per Share quoted by the Exchange as of the Valuation Time on the Valuation Date.

Valuation Time:	The Scheduled Closing Time on the relevant Exchange.

Valuation Date(s):	The third Exchange Business Day preceding the Cash Settlement Payment Date.
     Floating Amounts payable by the Floating Amount Payer:

Floating Amount Payer:	Counterparty

Notional Amount:	The Equity Notional Amount

Payment Date(s):	The Cash Settlement Payment Date

Designated Maturity:	1 Month

Spread:	Plus 1.100000%

Floating Rate Option:	USD LIBOR-BBA

Floating Rate for the initial Calculation Period:	1.42% (exclusive of spread)

Floating Rate Day Count Fraction:	Actual/360

Reset Dates:	The first day of each Calculation Period.

Business Days:	New York, London and Oslo
     Settlement Terms:

Cash Settlement:	Applicable

Settlement Currency:	USD

Cash Settlement Payment Date:	02 June 2009; 02 July 2009; 03 August 2009; 02 September 2009; 02 October 2009; 02 November 2009; 02 December 2009; 04 January 2010; 02 February 2010; 02 March 2010; 06 April 2010; 03 May 2010; 02 June 2010

Settlement Method Election:	Not Applicable
     Dividends:

Dividend Period:	First Period

Dividend Amount:	Record Amount

“Record Amount” means, in relation to a dividend amount, the dividend percentage of the gross cash dividend per share declared by the Issuer to holders of record of a share on any record date occurring during the relevant dividend period.

Dividend Percentage:	85.00%

Dividend Payment Dates:	Each date on which the Issuer pays the relevant dividend to its shareholders of record. Provided that, if such payment date falls after the Termination Date, the Dividend Amount shall be paid on the date on which the Issuer pays the relevant dividend to its shareholder of record and such obligation to pay will constitute its legal valid and binding obligation enforceable in accordance with the terms of this Master Confirmation.

Extraordinary Dividend:	As determined by the Calculation Agent, (i) any cash dividend declared on the Shares at a time when the Issuer has not previously declared or paid dividends on such Shares for the four quarterly periods; (ii) any increase by more than 25% (determined on an annualised basis) in the dividends paid on the Shares; (iii) any payment by the Issuer to shareholders that the Issuer announces will be an extraordinary dividend; (iv) any payment by the Issuer to shareholders out of the Issuer’s capital and surplus; or (v) any other “special” cash or non-cash dividend on, or distribution with respect to, the Shares which is, by its terms or declared intent, declared and paid outside the normal operations or normal dividend procedures of the relevant Issuer. For the avoidance of doubt, the Calculation Agent shall determine, in its sole discretion, whether such amount shall be included as part of an adjustment pursuant to Section 11.2 of the Equity Definitions.

Re-investment of Dividends:	Not applicable

     Adjustments:

Method of Adjustment :	Calculation Agent Adjustment
     Extraordinary Events:
          Consequences of Merger Events:

Share-for-Share:	Alternative Obligation

Share-for-Other:	Modified Calculation Adjustment

Share-for-Combined:	Modified Calculation Adjustment

Determining Party:	Calculation Agent

Tender Offer:	Applicable

Consequences of Tender Offers:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Adjustment

Share-for-Combined:	Modified Calculation Adjustment

Determining Party:	Calculation Agent

Composition of Combined Consideration:	Not Applicable

Nationalisation, Insolvency or Delisting:	Negotiated Close-out

Determining Party:	Calculation Agent
     Additional Disruption Events:

Change in Law:	Applicable

Insolvency Filing:	Applicable

Determining Party:	Calculation Agent

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable
     Optional Early Termination:

Optional Early Termination:	Applicable
Option Style:	Bermuda
Exercising Party:	ING, Counterparty
Exercise Business Day:	New York, London, Oslo
Procedure for Exercise:
Bermuda Option Exercise Date:	Each Valuation Date (excluding the Final Valuation Date)
Expiration Date:	20 Business Days preceding Bermuda Option Exercise Date
Expiration Time:	11:00 New York time
Partial Exercise:	Applicable (the number(s) and name(s) of the Shares being terminated (the “Terminated Shares”) must be specified in the notice)
Multiple Exercise:	Applicable
Minimum Notional Amount:	Not Applicable
Maximum Notional Amount:	Not Applicable
Settlement Terms:
Cash Settlement:	Applicable
Cash Settlement Valuation Time:	Valuation Time
Cash Settlement Valuation Date:	The relevant Valuation Date
Cash Settlement Payment Date:	The relevant Cash Settlement Payment Date
Cash Settlement Method:	For the avoidance of doubt, if either party designates an Early Termination pursuant to the terms hereof, the Cash Settlement Valuation Date shall be deemed the final Valuation Date with respect to the Terminated Shares, the relevant Cash Settlement Payment Date shall be deemed to be the Termination Date with respect to the Terminated Shares and the Calculation Agent will determine the amounts that would be payable pursuant to the terms of this Transaction accordingly.
Notices:
Contact details for ING for purpose of giving notice:
Name: Jason Cade
Tel: +44-207-767-8381
Fax: +44-207-767-7183
Email: jason.cade@uk.ing.com
Contact details for Counterparty for purpose of giving notice:
Name: Tom Jarneid
Tel: +47 908 28 360
Fax: +47 67 58 10 53
Email: tom.jarneid@telenor.com
Governing Law: English Law
General/Additional Provisions

3. Offices:	ING is acting through its London Office, and Counterparty is acting through its Fornebu Office.

4. Account Details:	Payments to ING: Northern Trust IBC, New York Swift Code: CNOR US33 Account No. 109488-20230 In favour of: ING Bank N.V.

Payments to Counterparty: SWIFT Code: DNBANOKK VIA IRVTUS3N Account No. N005 7007 04 42947 In favour of: Telenor ASA
The amendments to the TRS set forth in this Clause 2 shall become effective when this Agreement has been executed by each party hereto. Except as herein provided, the TRS shall remain unchanged and in full force and effect, and references in the TRS to “this Master Confirmation” (including indirect references such as “hereof”, “herein”, “thereof” and “therein”) shall be deemed to be references to the TRS as amended hereby. No further amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of electronic messages on an electronic messaging system.
3. Counterparts.
This Agreement may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.
4. Costs and Expenses.
The parties will each pay their own costs and expenses (including legal fees) incurred in connection with this Agreement and as a result of the negotiation, preparation and execution of this Agreement.
5. Governing Law.
This Agreement will be governed by and construed in accordance with the laws of England and Wales.
6. Jurisdiction.
The terms of Section 13(b) of the Agreement (as defined in the TRS) shall apply to this Agreement, with references in such Section to “this Agreement” being deemed references to this Agreement alone.
IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates specified below.

Party

ING BANK, N.V., LONDON BRANCH

By:		/s/ John Wills	By:		/s/ Michael Amos

	Name:	John Wills		Name:	Michael Amos

	Title:	Managing Director		Title:	Authorised Signatory

	Date:	2 June 2009		Date:	2 June 2009

Party TELENOR EAST INVEST AS
By:	/s/ Pål Stette
	Name:	Pål Stette
	Title:	Attorney-in-Fact
Date: 2 June 2009